Exhibit 10.3

NOBLE CORPORATION

PERFORMANCE-VESTED CASH AWARD

THIS INSTRUMENT (this “Instrument”), made as of the ________ day of _______, 20__, by Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”) evidences the performance-vested Cash Award (as defined in the Plan) granted hereunder to __________ (“Employee”) and sets forth the restrictions, terms and conditions that apply thereto.

W I T N E S S E T H:

WHEREAS, the committee (the “Committee”) acting under the Noble Corporation 2015 Omnibus Incentive Plan, as amended (the “Plan”), has determined that it is desirable to grant a performance-vested Cash Award to Employee pursuant to the Plan; and

WHEREAS, pursuant to the Plan, the Committee has determined that the performance-vested Cash Award so granted shall be subject to the restrictions, terms and conditions set forth in this Instrument;

NOW, THEREFORE, a performance-vested Cash Award is hereby granted to Employee as follows:

1.     Performance-Vested Cash Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants a $________ Cash Award (the “Awarded Cash Amount”) to Employee pursuant to the Plan. The Awarded Cash Amount is being granted to Employee effective as of the date of this Instrument (the “Effective Date”), and shall vest or be forfeited in accordance with (and otherwise be subject to) the provisions of this Instrument. This Cash Award granted to Employee is hereby designated by the Committee to be a Performance Award for purposes of the Plan.

2.     Vesting and Forfeiture. The Awarded Cash Amount shall be subject to forfeiture by Employee during the “Restricted Period” as defined in the attached Schedule I, and shall vest or be forfeited by Employee as follows:

(a)    Outstanding Cash Amount. Vesting determinations under this Instrument shall be relate to the portion of the Awarded Cash Amount that remains outstanding under this Instrument at the end of the Restricted Period (the “Outstanding Cash Amount”). If Employee remains continuously employed by the Company or an affiliate from the Effective Date through the end of the Restricted Period (“Continuous Employment”), the Outstanding Cash Amount shall be equal to the Awarded Cash Amount and such Outstanding Cash Amount shall remain eligible for vesting pursuant to Sections 2(b) and (d) below, as the case may be. If Employee’s employment with the Company or an affiliate terminates during the Restricted Period by reason of the death, Disability or Retirement of Employee (“Truncated Employment”), then, the Outstanding Cash Amount shall be determined, and a portion of the Awarded Cash Amount shall be forfeited, in each case in accordance with Section 2(c) below, it being understood that such Outstanding Cash Amount shall remain eligible for vesting pursuant to Sections 2(b) and (d) below, as the case may be. If Employee’s employment with the Company or an affiliate terminates during the Restricted Period for any reason

Exhibit 10.3

other than the death, Disability or Retirement of Employee, the entirety of the Awarded Cash Amount shall be forfeited by Employee, such that, there shall be no Outstanding Cash Amount that shall remain eligible for vesting hereunder.

(b)    Certified Cash Amount. Except as otherwise provided in Section 2(d) below, the portion of the Outstanding Cash Amount that shall vest, if at all, under this Instrument as the Certified Cash Amount (as defined below) shall be based on the applicable vesting percentage achieved under the “Performance Measures” as defined in the attached Schedule I and the vesting schedule provisions of the attached Schedule I. If at least a “Threshold” performance level (as described in Annex I to Schedule I) is achieved (“Qualifying Performance”), then the applicable portion of the Outstanding Cash Amount determined under Section 3 below and the attached Schedule I (“Certified Cash Amount”) shall vest. For the avoidance of doubt, (i) if Qualifying Performance is not achieved, then no portion of the Awarded Cash Amount shall vest as the Certified Cash Amount and the entirety of such Awarded Cash Amount (i.e., including any Outstanding Cash Amount related thereto) shall be forfeited, and (ii) if Qualifying Performance is achieved, but the “Blended Performance Percentage” as defined in Schedule I is less than 100%, then a portion of the Outstanding Cash Amount shall be forfeited based on the extent to which such Outstanding Cash Amount exceeds the portion thereof that vests as the Certified Cash Amount.

(c)    Truncated Employment. If Employee’s employment with the Company or an affiliate terminates during the Restricted Period due to his or her Truncated Employment, then the portion of the Awarded Cash Amount granted hereunder multiplied by a fraction, (i) the numerator of which is the number of calendar months remaining in the Restricted Period that end after the date of Employee’s termination of employment with the Company or an affiliate by reason of death, Disability or Retirement, and (ii) the denominator of which is 36, shall be forfeited by Employee effective as of the date of such termination of employment. Thereafter, the Outstanding Cash Amount shall equal the Awarded Cash Amount granted hereunder less the portion thereof that is forfeited pursuant to the preceding sentence, and such Outstanding Cash Amount shall remain eligible for vesting under this Instrument as the Certified Cash Amount (x) subject to the achievement of Qualifying Performance pursuant to Section 3 below and the attached Schedule I or (y) in accordance with Section 2(d) below, as the case may be.

(d)     409A Change in Control. The foregoing provisions of this Section 2 to the contrary notwithstanding, if a 409A Change in Control (as defined below) occurs during the “Standard Restricted Period” as defined in the attached Schedule I, (i) the Restricted Period shall terminate immediately prior to such 409A Change in Control, (ii) 100% of the then Outstanding Cash Amount shall automatically vest as the Certified Cash Amount immediately prior to such 409A Change in Control for purposes of this Instrument and (iii) the forfeiture restrictions applicable thereto under this Instrument shall terminate, it being understood that any and all other vesting rights with respect to the Outstanding Cash Amount shall be forfeited by Employee. For purposes of this Instrument, a “409A Change in Control” means a Change in Control (as defined in the Plan) that also is a change in control event within the meaning of U.S. Treas. Reg. section 1.409A-3(i)(5). The provisions of this Section 2(d) shall be the exclusive means by which the Outstanding Cash Amount shall vest and be treated as the Certified Cash Amount in connection with a change in the ownership or effective control of the

Exhibit 10.3

Company or a change in the ownership of the assets of the Company, and no provision of any plan, employment agreement or other agreement or arrangement pertaining to Employee and the Company or an affiliate shall cause any such Outstanding Cash Amount to vest in connection with a change in the ownership or effective control of the Company or a change in the ownership of the assets of the Company unless this Section 2(d) is amended in writing by the parties to provide for such vesting.

For purposes of this Instrument, transfers of employment without interruption of service between or among the Company and any of its affiliates shall not be considered a termination of employment.

3.     Payment of the Cash Award; Other Forfeiture.

(a)    In General. The applicable vesting or forfeiture of the Outstanding Cash Amount shall be determined and certified in writing by the Committee. With respect to any portion of the Outstanding Cash Amount that vests as the Certified Cash Amount, other than pursuant to the provisions of Section 2(d) hereof, (i) the Committee shall make the foregoing determinations and certifications to establish such Certified Cash Amount as soon as practicable after the end of the Restricted Period, but in no event later than 75 days after the end of the “Performance Cycle” as defined in the attached Schedule I, and (ii) during the period beginning at the end of the Performance Cycle and ending no later than 75 days after the end of the Performance Cycle, the Company shall pay Employee, in cash, the relevant dollar amount that corresponds to such Certified Cash Amount in settlement thereof, less any taxes that are required to be withheld with respect to such payment pursuant to Section 5 below. With respect to any portion of the Outstanding Cash Amount that vests as the Certified Cash Amount pursuant to the provisions of Section 2(d) hereof, as soon as practicable following the occurrence of a 409A Change in Control (but in no event later than the end of the calendar year in which such 409A Change in Control occurs, or if later, 2.5 months after such 409A Change in Control), the Company shall pay Employee, in cash, the relevant dollar amount that corresponds to such Certified Cash Amount in settlement thereof, less any taxes that are required to be withheld with respect to such payment pursuant to Section 5 below.

(b)    Termination for Cause. Notwithstanding any provision herein to the contrary, in the event Employee’s employment with the Company or an affiliate thereof terminates following the vesting, and prior to the above payment in respect of the Certified Cash Amount, then Employee shall forfeit any and all rights to receive such payment (and no such payment shall be made to Employee) if such termination of employment occurs by reason of the Company’s termination of Employee’s employment for “Cause” (as defined in the following sentence). For purposes of this Instrument, “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties for the Company (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness); or (ii) the willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliates, monetarily or otherwise. For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based

Exhibit 10.3

upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer or another senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and its affiliates.

4.     No Shareholder Related Rights. For the avoidance of doubt, the Cash Award granted hereunder is not a Stock Award and does not otherwise relate to Shares for purposes of the Plan. Accordingly, the grant of the Cash Award hereunder shall confer no rights as a shareholder of the Company, or similar rights to Employee as a result of receiving such grant including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder or the right to receive Dividend Equivalents with respect to such Cash Award.

5.     Withholding Taxes. The Company may withhold from any amounts payable under this Instrument such federal, state, local, foreign or other taxes of any kind that are required to be withheld pursuant to any applicable law or regulation.

6.     Non-Assignability. This Instrument is not assignable or transferable by Employee. No right or interest of Employee under this Instrument or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.

7.     Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Instrument shall have the meanings assigned to them under the provisions of the Plan. The Awarded Cash Amount subject to this Instrument shall be governed by and subject to all applicable provisions of the Plan. This Instrument is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Instrument.

8.     Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.

9.     Binding Effect. This Instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.     Prior Communications; Amendment. This Instrument, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Instrument may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.

Exhibit 10.3

11.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:

(a)     If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

Noble Corporation plc
10 Brook Street
London, W1S1BG
England
Attention: Corporate Secretary
Fax: 281-596-4486

With a copy to:

Chairman of Compensation Committee
c/o Noble Corporation plc
10 Brook Street
London, W1S1BG
England
Fax: 281-596-4486

(b)    If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

The last known address and number for Employee as maintained in the personnel records of the Company

For purposes of this Section 11, the Company shall provide Employee with written notice of any change of the Company’s address, and Employee shall be responsible for providing the Company with proper notice of any change of Employee’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

12.     Severability. If any provision of this Instrument is held to be unenforceable, this Instrument shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Instrument shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

13.     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Instrument, and shall not affect in any manner the meaning or interpretation of this Instrument.

Exhibit 10.3

14.     Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

15.     References. The words “this Instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Instrument as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Instrument, such words shall be deemed to be followed by the words “without limitation.”

16.     Unfunded Awards. The Cash Award made under this Instrument constitutes unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Employee acquires a right to receive compensation from the Company or an affiliate pursuant to this Instrument, such right shall be no greater than the right of any unsecured general creditor of the Company or such affiliate.

17.     Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to the Awarded Cash Amount is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Instrument shall be administered and construed to the fullest extent possible to reflect and implement such intent.

IN WITNESS WHEREOF, the Company has signed and delivered this Instrument as of the date first above written.

NOBLE CORPORATION PLC

William E. Turcotte
Senior Vice President, General Counsel
and Corporate Secretary

Exhibit 10.3

SCHEDULE I
NOBLE CORPORATION
PERFORMANCE MEASURES FOR THE 2020-2022 PERFORMANCE CYCLE
PERFORMANCE-VESTED CASH AWARD

The Committee has determined and specifies that the following Performance Cycle, Restricted Period, Target Cash Amount, and Performance Measures (each as defined below), shall be applied with respect to the Awarded Cash Amount:
1.    Performance Cycle. The “Performance Cycle” applicable to the Awarded Cash Amount shall be the three-year period beginning on January 1, 2020 and ending on December 31, 2022.
2.    Restricted Period. The “Restricted Period” applicable to the Awarded Cash Amount shall be, as applicable, (i) the three-year period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Standard Restricted Period”), or (ii) the period beginning on the Effective Date and ending immediately prior to a 409A Change in Control in the event such a 409A Change in Control shall occur during the Standard Restricted Period.
3.    Target Cash Amount. The “Target Cash Amount” applicable to the Awarded Cash Amount shall equal 100% of the Outstanding Cash Amount. As further discussed below and subject to Sections 2(a) and 2(b) of this Instrument, the Target Cash Amount shall be multiplied by the “Blended Performance Percentage” as defined in paragraph 5 below to determine the portion of the Outstanding Cash Amount that will vest, if at all, as the Certified Cash Amount.
4.    Performance Measures. The “Performance Measures” applicable to the Awarded Cash Amount shall be the TSR Performance Measure and the CDM-GA Performance Measure (each as defined below), which shall be used to determine the extent to which the Outstanding Cash Amount shall vest, if at all, as the Certified Cash Amount. Each Performance Measure shall be applied to determine its respective performance percentage set forth on Annex I, which is attached to and hereby made a part of this Schedule I. As further discussed below, the performance percentages for each of the Performance Measures shall be blended on a weighted average basis to determine the relevant vesting percentage (i.e., the Blended Performance Percentage).
The applicable Performance Measure ranking of the Company and the companies in the Applicable Peer Group (as defined below) for each Performance Cycle shall be (i) determined and certified in writing by the Committee as soon as reasonably practicable after the end of the Performance Cycle and (ii) based on the then-available public information with respect to such Performance Measure (the “Performance Data”), but in no event later than 75 days after the end of the Performance Cycle. For purposes of establishing the applicable

Exhibit 10.3

Performance Measure ranking of the Company and the companies in the Applicable Company Group, the applicable Performance Measure of each such entity shall be ranked in descending order from highest to lowest, with the highest ranked entity being ranked as 1, the next highest ranked entity as 2, etc.
TSR Performance Measure. The “TSR Performance Measure” will be measured by applying the Performance Data and determining the cumulative total shareholder return (“TSR”) for the Shares of the Company for the Performance Cycle relative to the TSR of a group of peer companies for the Performance Cycle (the “Applicable Peer Group”):
The Applicable Peer Group shall consist of: Diamond Offshore Drilling Inc.; Valaris plc; Seadrill Limited; and Transocean Ltd., the common security of each such entity is publicly traded on either the NYSE or NASDAQ Stock Market (such entity being a “Public Reporting Company”) as of the date hereof.
TSR for the Company and each member of the Applicable Peer Group for the Performance Cycle shall be defined and calculated as follows, where “Beginning Price” is the average closing price on the relevant United States stock market (NYSE or NASDAQ) for a share of the relevant company’s common equity security during the 30 trading days immediately preceding the beginning of the Performance Cycle and the “Ending Price” is the average closing price on the relevant United States stock market (NYSE or NASDAQ) for a share of the relevant company’s common equity security during the last 30 trading days of the Performance Cycle for which Performance Data is available:

TSR for the Performance Cycle	=	((Ending Price - Beginning Price) + dividends and cash distributions per share paid*) ÷ Beginning Price

*
Stock dividends paid in common equity securities rather than cash in which there is a distribution of less than 25 percent of the fully diluted outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

If any Applicable Peer Group company is no longer a Public Reporting Company on the last trading day of the Performance Cycle, then adjustments may be effected, as further described below, with respect to the performance determinations and performance percentages that apply to the TSR Performance Measure. In addition, if any Applicable Peer Group company is not a Public Reporting Company on a continuous basis during the Performance Cycle, but is otherwise a Public Reporting Company on the last trading day of the Performance Cycle, then adjustments may be effected, as appropriate, with respect to the performance determinations and performance percentages that apply to the TSR Performance Measure.
If the TSR for the Company or any member of the Applicable Peer Group is negative for any applicable Performance Cycle, the relative ranking of the TSRs shall reflect such negative results from smallest to greatest (with the smallest negative margin being the highest ranked of the negative results).

Exhibit 10.3

CDM-GA Performance Measure. The “CDM-GA Performance Measure” will be measured by applying the Performance Data and determining the Company’s contract drilling margin less G&A, expressed as a percentage, for the applicable Performance Cycle (“CDM-GA”) relative to the CDM-GA for the Applicable Peer Group for the Performance Cycle.
CDM-GA for the Company and each member of the Applicable Peer Group for the Performance Cycle shall be defined and calculated as follows:

CDM-GA for the Performance Cycle	=	(Contract Drilling Margin* - G&A) ÷ Contract Drilling Revenues**

*Contract Drilling Margin equals Contract Drilling Revenues less Contract Drilling Costs.
**Contract Drilling Revenues, Contract Drilling Costs and G&A shall be as shown on the face of the income statements that comprise Performance Data for the Company and the Applicable Peer Group members for the periods constituting the Performance Cycle.
If any Applicable Peer Group company is no longer a Public Reporting Company on the last trading day of the Performance Cycle, then adjustments may be effected, as further described below, with respect to the performance determinations and performance percentages that apply to the CDM-GA Performance Measure. In addition, if any Applicable Peer Group company is not a Public Reporting Company on a continuous basis during the Performance Cycle, but is otherwise a Public Reporting Company on the last trading day of the Performance Cycle, then adjustments may be effected, as appropriate, with respect to the performance determinations and performance percentages that apply to the CDM-GA Performance Measure.
If the CDM-GA for the Company or any member of the Applicable Peer Group is negative for any applicable Performance Cycle, the relative ranking of the CDM-GAs shall reflect such negative results from smallest to greatest (with the smallest negative margin being the highest ranked of the negative results).
5.    Vesting Calculation. Subject to Sections 2(a) and 2(b) of this Instrument, the portion of the Outstanding Cash Amount that will vest, if at all, as the Certified Cash Amount at the end of the Restricted Period shall be based on (i) the Target Cash Amount as determined pursuant to paragraph 3 above and (ii) the weighted average of the performance percentages for the Performance Cycle as determined in accordance with Annex I (the “Blended Performance Percentage”). Subject to Sections 2(a) and 2(b) of this Instrument, the portion of the Outstanding Cash Amount vesting as the Certified Cash Amount shall be the Target Cash Amount multiplied by the Blended Performance Percentage.
Example 1: If the Company ranks fourth among the Applicable Peer Group for the TSR Performance Measure for the Performance Cycle, Annex I provides for a 50% performance percentage. If the Company ranks first among the Applicable Peer Group for the CDM-GA Performance Measure for the Performance Cycle, Annex I provides for a 200% performance percentage. For a Target Cash Amount of $100,000, the portion of the Outstanding Cash

Exhibit 10.3

Amount vesting as the Certified Cash Amount (assuming there is Continuous Employment) would be:

•	(50% × 45.5%) = 22.75% (Weighted Average TSR Performance)

•	(200% × 54.5%) = 109% (Weighted Average CDM-GA Performance)

•	(22.75% + 109%) = 131.75% (Blended Performance Percentage)

•	(131.75% × $100,000) = $131,750 (Certified Cash Amount)

Example 2: Assume the same facts as Example 1 and that the holder of the Cash Award incurs a termination of employment under Section 2(c) of this Instrument with 9 calendar months remaining in the Restricted Period that end after the date of termination. Pursuant to Section 2(c), 9/36ths of the Awarded Cash Amount is forfeited, and 27/36ths of the Awarded Cash Amount remains outstanding as the Outstanding Cash Amount. The portion of the Outstanding Cash Amount vesting as the Certified Cash Amount would be:

•	($100,000 × (9 ÷36)) = $25,000 (Forfeited Portion of Awarded Cash Amount)

•	($100,000 - $25,000) = $75,000 (Outstanding Cash Amount)

•	(50% × 45.5%) = 22.75% (Weighted Average TSR Performance)

•	(200% × 54.5%) = 109% (Weighted Average CDM-GA Performance)

•	(22.75% + 109%) = 131.75% (Blended Performance Percentage)

•	(131.75% × $75,000) = $98,812.50 (Certified Cash Amount)

Exhibit 10.3

ANNEX I TO SCHEDULE I

2020-2022 Performance Cycle
Performance-Vested Cash Award Agreement Ranking, Performance
Percentage and Vesting Schedule

Noble Ranking Among Applicable Peer Group	Performance Percentage*	Performance Level
1	200%	Maximum
2 and 3	Payout is interpolated between 50% and 200% based on Noble’s performance ranking relative to the companies in the 1st and 4th position	Target Range
4	50%	Threshold
5	0%	Below Threshold
*If the result of the TSR measure is negative and the above performance percentage exceeds the 100% Target performance percentage, the portion of such performance percentage that is in excess of 100% will be reduced by 50% (e.g., a 200% TSR performance percentage becomes 150%, a 150% TSR performance percentage becomes 125%, etc.).

After determining the applicable Performance Measure of each company within the Applicable Peer Group, the Performance Measure for the Company will be ranked against the applicable Performance Measure of each of the Applicable Peer Group companies.
For purposes of determining the Blended Performance Percentage, performance percentages for each of the Performance Measures shall be blended on a weighted average basis as follows:

•	45.5% with respect to the TSR measure; and

•	54.5% with respect to the CDM-GA measure.

With regard to acquisitions, for the TSR measure, acquired companies will be converted to an average of the remaining four companies (including Noble) and for the CDM-GA measure, the acquired company will be measured up until the acquisition date.
With regard to bankruptcy, for both measures, if a company goes bankrupt during the period, it will be moved to the bottom rank rather than removed.